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                                                EXHIBIT 10(v)


                                March 17, 1995
Mark Cieplik
23366 N. Chesapeake
Lake Barrington, IL 60010

Dear  Mark,

It is with great pleasure that I confirm our offer to have you join Interleaf, Inc. as Vice President in charge of all field operations in North and South America. As discussed, we look forward to having you join the company April 10th or sooner, if possible. We are enthusiastic about getting going and I know that I speak for the rest of the executive board members and employees in welcoming you to the team.

The following outlines the elements of your package:

Position: Vice President

On Target Earnings: $310,000

Salary: Base salary of $210,000 per year subject to annual review by the Compensation Committee of the Board of Directors.

Loan:

  / / Interleaf will extend a loan of $80,000 to be paid upon your request to SSA. If you leave during the first year, of employment, then you owe the entire amount back to the firm. If you leave during the second year of employment you will owe one half of the amount. After completion of the second year, no payment will be required.

Bonus:
  / / Quarterly and annual bonuses commensurate with Interleaf's current executive compensation plan. Such plan for our fiscal year 96 is pending Compensation Committee approval.

Stock Options:

In order to induce to accept the offer of employment set in this letter, Interleaf will grant to you a stock option for the purchase of 110,000 shares of common stock of Interleaf, Inc, at an exercise price equal to the fair market value of the Interleaf common stock on the day you start your employment with Interleaf. This option will vest over a four year period and will automatically terminate if for any reason you fail to commence your employment with Interleaf on or before April 13, 1995. It is agreed by you and by Interleaf that the grant of this stock option is an essential inducement to your accepting employment with Interleaf. In addition, executives' and key employees' stock options are evaluated and granted on an annual basis as part of our employee stock option program.

Benefits:

Commensurate with Interleaf's benefit package for senior management, the company will provide complete health, dental, short and long term disability benefits, as well as life insurance in the amount of $500,000.

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If Interleaf's benefit does not cover current pre-existing conditions, then
Interleaf agrees to reimburse employee for the COBRA payments for up to one year.

Severance:

In the event, during the first two years of employment, of the company terminating your employment for any reason but cause, we will provide one year of salary.

Change of Control Provisions:

In the event, during the first two years of your employment, that the company is purchased, we will vest one-half of all unvested stock options at the time of acquisition.

Start Date:

Per our conversation, we would expect you to resign your current position as soon as possible, and start at the company on or before April 13, 1995.

Mark, we are truly looking forward to your joining Interleaf, Inc. as Vice President and leading the company over the coming years. We believe that while there are challenges ahead. we offer an outstanding opportunity to build a premiere software organization. Assuming these terms and conditions are acceptable to you, please sign in the appropriate place below and return this letter to me.

Sincerely,



/s/ Ed Koepfler
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Ed Koepfler
President and CEO


cc.     Clinton P. Harris


Accepted by:


/s/ Mark Cieplik                     Date: April 13, 1995
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Mark Cieplik